As filed with the Securities and Exchange Commission on
                                        November 16, 1995
                                      Registration  No. 33-
         SECURITIES AND EXCHANGE COMMISSION
               Washington, D.C. 20549

                      FORM S-8

               REGISTRATION STATEMENT

                        Under

             THE SECURITIES ACT OF 1933

               Sears, Roebuck and Co.
(Exact name of registrant as specified in its charter)

     New York               36-1750680
(State of incorporation) (I.R.S. Employer Identification
                              No.)
3333 Beverly Road, Hoffman Estates, Illinois    60179
(Address of principal executive offices) (Zip Code)

              1986 Employees Stock Plan
              1990 Employees Stock Plan
              1994 Employees Stock Plan
               (Full title of the plan)

                                         David Shute, Esq.
                                    Senior Vice President, Law
                                      and Corporate Secretary
                                      Sears, Roebuck and Co.
                                            Sears Tower
                                      Chicago, Illinois 60684
                              (Name and address of agent for service)

Telephone number, including area code, of agent for service:
312/875-2500

                                  CALCULATION OF REGISTRATION FEE
Title of               Amount        Proposed        Proposed       Amount of
Securities to          to be         maximum         maximum        regis-
be registered          regis-        offering        aggregate      tration
                       tered         price per       offering       fee
                                     share           price
Common Shares, par
 value $0.75 per
 share              17,949,675       $   *           $  *          $108,579.93*
                       shares

* Pursuant to Rule 457(h), the proposed maximum offering price per share, proposed maximum aggregate offering price and registration fee have been calculated as follows: 9,104,533 shares at $38.1875 per share, the average of the high and low reported sale prices on November 9, 1995, and 8,845,142 shares at the prices at which options were granted as detailed below.

Number of  Price per   Number of      Price per      Number of       Price per
shares      share       shares         share          shares          share

  149,681  $  10.14      515,891      $  11.57         354,326       $  13.21
    4,881     15.07       57,004         15.66         207,296          15.82
       83     16.30        3,893         16.42           2,695          16.56
    1,100     17.39      600,094         18.79         127,937          19.70
    6,267     19.84      158,811         20.04          26,660          20.41
    6,808     20.55       54,075         20.65         180,601          20.72
   32,330     20.93       18,152         20.96           6,167          22.48
    8,968     23.23      684,133         23.36          22,055          23.40
   31,500     23.49          761         23.68          27,507          23.78
  406,683     23.87        1,070         24.09           2,107          24.28
4,864,940     24.53        1,846         24.66             776          25.48
  136,470     25.70        3,774         25.86             679          26.46
   13,062     27.06        3,674         27.25          25,930          27.31
    4,731     27.88        7,267         28.26           1,998          28.51
   10,478     29.04        6,843         29.11          63,138          29.30

                        REGISTRATION STATEMENTS TO WHICH PROSPECTUS RELATES

        Pursuant to Rule 429 of the General Rules and Regulations under the Securities Act of 1933, the prospectus for use in connection with the securities covered by this Registration Statement also relates to Registration Statement Nos. 2-64879 (filed June 28, 1979), 2-80037 (filed September 12, 1983), 33-
18081 (filed October 23, 1987), 33-45479 (filed February 4,
1992) and 33-58851 (filed April 26, 1995).

                                              PART II

                        Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference

        The following documents filed by Sears, Roebuck and Co. ("Sears") with the Securities and Exchange Commission ("Commission") are incorporated in and made a part of this Registration Statement by reference, except to the extent that any statement or information therein is modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference: (1) Sears Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (including the description of Sears common shares in Item 5 on pages 35 and 36 therein);
(2) the Quarterly Reports on Form 10-Q for the quarterly periods ended April 1, July 1 and September 30, 1995; (3)
Sears Current Reports on Form 8-K for January 17, February 7, April 20, April 25, May 15, June 1 and June 20, 1995; and (4) from the date of filing of such documents, all documents filed by Sears with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold (other than those portions of such documents described in paragraphs
(i), (k) and (l) of Item 402 of Regulation S-K promulgated by the Commission). Pursuant to Rule 412 promulgated by the Commission pursuant to the Act, the information incorporated by reference in the Annual Report on Form 10-K for the fiscal year ended December 31, 1994 under Items 6 (Selected Financial
Data), 7 (Management's Discussion and Analysis of Financial Condition and Results of Operations) and 8 (Financial Statements and Supplementary Data) has been superseded by the restated financial information included in Sears Current
Report on Form 8-K for May 15, 1995 reflecting Sears Allstate Insurance Group as discontinued operations.

Item 4.  Description of Securities.

        Not applicable.

Item 5.  Interests of Named Experts and Counsel.

        The legality of the common shares is being passed upon for Sears by Robert J. Pence, Senior Counsel, Corporate Law, of Sears. At October 31, 1995, Mr. Pence owned 416 Sears common shares, including shares credited to his account in The Savings and Profit Sharing Fund of Sears Employees as of September 30, 1995, and had options granted under the Sears employees stock plans relating to 3,920 shares.

Item 6.  Indemnification of Directors and Officers

        Article V of the By-Laws of Sears, relating to indemnification of directors and officers, is incorporated herein by reference to Exhibit 3(ii) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995. Article 7 of the Restated Certificate of Incorporation of Sears, relating to limitation of personal liability of a director, is incorporated herein by reference to Exhibit 3(i) to Registrant's Annual Report on Form 10-K for the year ended December 31, 1994.

        Sections 721 to 724 of the New York Business Corporation Law authorize indemnification of directors and officers of Sears for certain liabilities and expenses. Section 726 of said Law authorizes the purchase of indemnification insurance.
Section 402(b) of said Law authorizes the limitation, in certain circumstances, of personal liability of directors to the corporation or its shareholders for damages for breach of duty in such capacity.

        Sears has in effect insurance policies in the amount of $100 million covering all of its directors and officers in certain instances where by law they may not be indemnified by Sears.

Item 7.  Exemption from Registration Claimed.

        Not applicable.


Item 8.  Exhibits

          The Exhibits to this Registration Statement are listed in the Exhibit Index on page E-1 of this Registration
Statement, which Index is incorporated herein by reference.

Item 9. Undertakings

        A.      The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i) To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in this Registration Statement above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                            SIGNATURES

  The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hoffman Estates, State of Illinois, on November 16, 1995.

                       SEARS, ROEBUCK AND CO.

                       By           James A. Blanda*
                                    James A. Blanda
                                    Vice President and
                                    Controller

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

        Signature                    Title                            Date

ARTHUR C. MARTINEZ*..... Director, Chairman of
                         the Board of Directors and
                         Chief Executive Officer
                         (Principal Executive
                         Officer)

ALAN J. LACY*........... Executive Vice President
                         and Chief Financial        November 16, 1995
                         Principal Financial Officer)

JAMES A. BLANDA*........ Vice President and Controller
                         (Principal Accounting Officer)

HALL ADAMS, JR.* ....... Director
WARREN L. BATTS* ....... Director
JAMES A. COZAD* ........ Director
WILLIAM E. LAMOTHE* .... Director
MICHAEL A. MILES* ...... Director
NANCY C. REYNOLDS* ..... Director
CLARENCE B. ROGERS, JR*. Director
DONALD H. RUMSFELD* .... Director



*By      /s/ JAMES A. BLANDA         Individually and as
            James A. Blanda          Attorney-in-fact


                                           EXHIBIT INDEX

                                                        Sequentially
  Exhibit                                               Numbered
  Number                                                Page

3(i)            Restated Certificate of Incorporation of Sears,
Roebuck and Co. as amended to July 26, 1993 (Incorporated by reference to Exhibit 3(i) to Registrant's Annual Report on
Form 10-K for the year ended December 31, 1994 [SEC File No.
1-416]).

3(ii)           By-Laws of Sears, Roebuck and Co. as amended to
September 26, 1995 (Incorporated by reference to Exhibit 3 to the Quarterly Report on Form 10-Q of Sears, Roebuck and Co.
for the quarter ended September 30, 1995 [SEC File No. 1-
416]).

4(i)(a)         Text of the 1990 Employees Stock Plan (Incorporated
by reference to Appendix A to the Registrant's proxy statement dated March 22, 1990 [SEC File No. 1-416]).

4(i)(b)         Text of the 1994 Employees Stock Plan (Incorporated
by reference to Appendix A to the Registrant's proxy statement dated March 23, 1994 [SEC File No. 1-416]).

4(i)(c)         Form of restricted stock grants under Registrant's
1990 Employees Stock Plan.  (Incorporated by reference to
Exhibit 4(i) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993 [SEC File No. 1-416]).

4(i)(d)         Form of restricted stock grants under Registrant's
1994 Employees Stock Plan.  (Incorporated by reference to
Exhibit 4(ii) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 [SEC File No. 1-416]).

5               Opinion of Robert J. Pence.*

15              Acknowledgement of awareness from Deloitte & Touche
LLP concerning unaudited interim financial information.*

23(a)           Consent of Deloitte & Touche LLP.*

23(b)           Consent of Robert J. Pence (included in Exhibit 5).

24              Power of Attorney of certain officers and
directors.*


* Filed herewith